Prospectus Supplement No. 1

                                                Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. ###-##-####


                                [GRAPHIC OMITTED]




                9 3/8% Senior Subordinated Secured Notes due 2009
                                       and
                             Shares of Common Stock

     This prospectus supplement supplements the prospectus dated February 20, 2004 of AirGate PCS, Inc., relating to the sale by certain holders of our 9 3/8% Senior Subordinated Secured Notes due 2009 and shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The following line items in the table of Selling Holders contained in the prospectus are hereby amended as follows:



                                                   Principal Amount
                                                       of Notes
                                                     Beneficially         Number of Shares
                                                    Owned that may        of Common Stock      % of Outstanding
                                                      be sold ($)         that may be sold        Common Stock
Name                                             -------------------    ------------------     -----------------
----
Loeb Partners Corporation
    Loeb Arbitrage Fund                                1,320,060                 66,003                *
    Loeb Partners Corporation                            78,100                  3,905                 *
    Loeb Offshore Fund                                  117,160                  5,858                 *
    Starr International Co., Inc.                        46,860                  2,343                 *


     Our common stock is quoted on The Nasdaq National Market under the symbol "PCSAD." On March 4, 2004, the last reported bid price per share of our common stock on The Nasdaq National Market was $19.75.

     Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 4 of the prospectus.

                                ----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------

     The date of this Prospectus Supplement is March 5, 2004